Exhibit 99.1

News Release

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

SCHMECHEL TO RETIRE; NEW CHIEF FINANCIAL OFFICER ANNOUNCED

ST. PAUL, Minn., November 18, 2021: Ecolab announced that Dan Schmechel has decided to step down as its Chief Financial Officer December 31, 2021. Schmechel has been Ecolab’s Chief Financial Officer since 2012.

Ecolab’s Chief Executive Officer Christophe Beck announced that Scott Kirkland will become the company’s Chief Financial Officer on January 1, 2022. Schmechel will remain with Ecolab through a transition period and retire in mid-year 2022.

"Dan has made outstanding contributions to Ecolab throughout his 27 years of service with Ecolab," Beck said. "During his tenure, Dan did exceptional work across every major Finance function. Under his leadership, we strengthened our talent, processes and technology, bringing additional value and insights that further advanced our world-class operations while also developing a very strong team of finance leaders. His deep knowledge and unwavering commitment to our company, its people and to improving our Finance function have been essential to our growth. He has always acted as a business partner, consistently bringing strategic leadership to the entire management team. His dedication and commitment to building a world class Finance team and financial excellence at Ecolab has been a hallmark of his work. We are a much better and stronger company because of his contributions."

“This has been a terrific run with a great company,” Schmechel said. “Ecolab is an epic story of doing well by doing good. Our commitment to innovation, sustainability, strong values and high ethical standards consistently win in the marketplace. Scott Kirkland and I have worked closely together for many years, and I am extremely confident in

Scott and the great Finance team we have built together. The team is clearly capable of supporting Christophe and the business going forward without missing a beat.”

Kirkland joined Ecolab in 2005. He is currently the Senior Vice President and Corporate Controller, with global responsibility for corporate planning and analysis, accounting and internal audit functions. During his 15-year career with Ecolab, he has shown consistently strong performance and leadership across a breadth of functions, including as Senior Vice President of Finance for Ecolab’s former Energy segment, vice president of Finance for Global Institutional, vice president of corporate planning and analysis, vice president of Finance for Asia Pacific and Latin America, and Controller for Textile Care in North America.

"Scott has been very intentionally prepared for the Chief Financial Officer position and is very qualified to assist Ecolab in achieving our aggressive growth goals," Beck said. "His outstanding performance and contributions in critical Finance areas across our businesses have served Ecolab and its shareholders well, and we expect that value to only increase in his new role. We look forward to Scott’s leadership as we further drive our aggressive growth plans in the years ahead."

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $12 billion and more than 44,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

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(ECL-C)